American Skandia Trust
For the fiscal period ended 12/31/06
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST Mid-Cap Value Portfolio

1.   Name of Issuer:  KBR, Inc.

2.   Date of Purchase:  November 15, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $470,900

5.   Price Per Unit:  $17.00 per share of stock.

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Credit Suisse First Boston / Pickering
Energy Partners


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Credit Suisse
Goldman, Sachs & Co.
UBS Investment Bank
Citigroup
HSBC
Lehman Brothers
Merrill Lynch & Company
Scotia Capital
Wachovia Securities
D.A. Davidson & Co.
Pickering Energy Partners
Simmons & Company International